Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Viveve Medical, Inc. of our report dated March 31, 2014, relating to our audit of the financial statements, which appear in the Annual Report on Form 10-K of Viveve Medical, Inc. (formerly PLC Systems, Inc.) for the year ended December 31, 2013.

/s/ McGladrey LLP

Boston, Massachusetts

January 16, 2015